Form of

                               SERVICES AGREEMENT

      This SERVICES AGREEMENT (the "Agreement") is entered into as of this _____ day of ________, 1997, by and between Western Wireless Corporation, a Washington corporation ("WWC"), and Western PCS Corporation, a Delaware corporation ("WPCS").

                              W I T N E S S E T H:

      WHEREAS, WPCS holds, directly or through its Subsidiaries, broadband personal communications services licenses issued by the Federal Communications Commission ("FCC") to construct and operate certain mobile communications systems and is engaged in the construction and operation of wireless telecommunications systems;

      WHEREAS, WWC holds, directly or through its Subsidiaries, cellular telephone licenses issued by the FCC and is engaged in the construction and operation of wireless telecommunications systems;

      WHEREAS, at the date hereof WWC owns 80.1% of the issued and outstanding capital stock of WPCS and the Investor (as defined below) owns 19.9% of the issued and outstanding capital stock of WPCS;

      WHEREAS, prior to the date hereof, WWC has provided certain management and operating services to WPCS in connection with the operation of WPCS's businesses (including billing and collection services, bookkeeping and accounting services, strategic planning, customer services, management services, supervisory services, human resources, and legal,


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technical, engineering, construction, leasing and purchasing services);

      WHEREAS, prior to the date hereof, WWC has charged WPCS for all of the costs and expenses of providing such services, including charges for WPCS's allocable share of common costs and expenses of WWC and WPCS; and

      WHEREAS, WWC and WPCS desire to set forth the terms and conditions under which (i) WWC will continue to provide management and operating services to WPCS, its Subsidiaries and Joint Ventures; (ii) WPCS, its Subsidiaries and Joint Ventures shall reimburse WWC for all of the costs, fees and expenses incurred by WWC in rendering such services to WPCS, its Subsidiaries and Joint Ventures; and
(iii) WWC and WPCS shall share corporate overhead and other common costs, fees and expenses.

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

      1. Definitions. Capitalized terms used but not defined herein shall have the meanings given in the Purchase Agreement or, if not defined therein, in the Shareholders Agreement. Unless the context otherwise requires, the terms defined hereunder shall have the meanings specified herein for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. For the purposes of this Agreement:

            (a) "Affiliate" shall mean, with respect to any party hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such person by reason of ownership of voting stock or other equity interests, by contract or otherwise.


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

            (b) "Agreement" shall have the meaning set forth in the preamble hereof.

            (c) "Authorizations" shall mean all of the consents, permits, approvals, authorizations and licenses issued or issuable to WPCS, its Subsidiaries or Joint Ventures by the FCC or any other Governmental Authority which are required for WPCS, its Subsidiaries or Joint Ventures to own, operate and construct the PCS Systems in accordance with all applicable Legal Requirements.

            (d) "Calendar Quarters" shall mean during any Operating Year the periods (i) January 1 - March 31, (ii) April 1 - June 30; (iii) July 1 - September 30; and (iv) October 1 - December 31.

            (e) "Capital Improvements" shall mean items of any nature (i) incorporated into the PCS Systems owned by WPCS, its Subsidiaries or Joint Ventures or otherwise relating to or used in the business of WPCS, its Subsidiaries or Joint Ventures; or (ii) incorporated into WWC's "home office" customer service facilities, warehouses, other shared facilities and joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, in each case which are not expensed but rather are, in accordance with WPCS's or WWC's, as applicable, policies, capitalized.

            (f) "Direct Costs and Expenses" shall mean all costs, fees and operating and overhead expenses for personnel, goods, services and facilities (including Capital Improvements described in clause (i) of the definition of Capital Improvements) that are incurred for the sole benefit of WPCS, its Subsidiaries or Joint Ventures, which costs, fees and expenses shall be charged solely to WPCS, its Subsidiaries and Joint Ventures and shall either be paid directly by


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

WPCS, its Subsidiaries or Joint Ventures or, if paid by WWC on behalf of WPCS, its Subsidiaries or Joint Ventures, shall be reimbursed by WPCS, its Subsidiaries or Joint Ventures to WWC in accordance with Sections 10(c) and 11 hereof.

            (g) "Employment Agreements" shall mean the employment agreements, and any amendments or modifications thereto, which WWC has entered into or shall enter into with the Senior Officers of WWC.

            (h) "Governmental Authority" shall mean the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces and other instrumentalities.

            (i) "Investor" shall mean Hutchison Telecommunications PCS (USA) Limited, a British Virgin Islands corporation, or its Permitted Affiliate Transferees.

            (j) "Joint Venture" shall mean an entity in which WPCS, directly or through Subsidiaries, owns a non-controlling interest, which entity holds one or more Authorizations and to which WPCS or its Subsidiaries has agreed to provide management or operating services encompassed within the definition of Management Services.

            (k) "Legal Requirements" shall mean applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.


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

            (l) "Management Services" shall have the meaning set forth in
Section 2 hereof.

            (m) "Operating Plan and Budget" shall have the meaning set forth in
Section 3 hereof.

            (n) "Operating Year" shall mean each calendar year during the term of this Agreement, and the appropriate portions of the calendar years for the first and the last years of the term of this Agreement.

            (o) "PCS Systems" shall mean all of the mobile communications systems owned and operated by WPCS, its Subsidiaries and Joint Ventures.

            (p) "PCS Systems Personnel" shall have the meaning set forth in
Section 5 hereof.

            (q) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

            (r) "Purchase Agreement" shall mean the Purchase Agreement, dated as of October 14, 1997, by and among WPCS, WWC, Investor and Hutchison Telecommunications Limited.

            (s) "Senior Officers" shall mean (a) any party serving as Chairman and Chief Executive Officer of WWC, which positions are at the date hereof held by John W. Stanton, (b) any party serving as Chief Financial Officer of WWC, which position is at the date hereof held


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by Donald Guthrie, (c) any party serving as President of WWC, which position is at the date hereof held by Robert R. Stapleton, (d) any party serving as Senior Vice President of WWC, which position is at the date hereof held by Theresa E. Gillespie, (e) any party serving as Chief Operating Officer of WWC, which position is at the date hereof held by Mikal J. Thomsen, (f) any party serving as Secretary, Senior Vice President and General Counsel of WWC, which position is at the date hereof held by Alan R. Bender, (g) any party serving as Senior Vice President - Corporate Development of WWC, which position is at the date hereof held by Cregg B. Baumbaugh, (h) any party serving as Vice President Engineering of WWC which position is at the date hereof held by Timothy R. Wong, and (i) any party serving as Vice President - Marketing of WWC, which position is at the date hereof held by Robert T. Dotson, and, in each such case, any party serving in a comparable managerial role or title in WWC.

            (t) "Shared Overhead Costs and Expenses" shall mean all costs, fees and operating and overhead expenses for personnel, goods, services and facilities (including Capital Improvements described in clause (ii) of the definition of Capital Improvements) that are incurred for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, it being understood and agreed that such costs, fees and expenses shall be allocated between WWC and WPCS pursuant to the provisions of Sections 10(b) and 11 hereof in accordance with the Weighted Time Method.

            (u) "Shareholders Agreement" shall mean the Shareholders Agreement, dated as of even date herewith, among WWC, WPCS and the Investor.

            (v) "Subsidiary" shall mean, with respect to any Person (a) any corporation the majority of whose shares or other securities entitled to vote for the election of directors is


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

now or hereafter owned or controlled by such Person, either directly or indirectly; or (b) any partnership or limited liability company in which such Person and/or one more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contributions) of more than fifty percent (50%) or of which such Person is a general partner, but any such entity shall be deemed to be a Subsidiary of such Person only as long as such ownership or control exists; provided, however, for purposes of this Agreement WPCS and its Subsidiaries and Joint Ventures shall not be considered Subsidiaries of WWC.

            (w) "Weighted Time Method" shall mean the method of allocating the Shared Overhead Costs and Expenses between WWC and its Subsidiaries, on the one hand, and WPCS and its Subsidiaries and Joint Ventures, on the other hand, based on a series of ratios derived from weighted time studies and analyses (copies of which will be retained by WWC) conducted by WWC from time to time (at least semi-annually) for the purposes of quantifying the amount of time, attention and services during any applicable period that the Senior Officers, directors, other management personnel, employees, agents, representatives, independent contractors, consultants, outside legal counsel, accountants and investment bankers of WWC devote to the business and affairs of WPCS and its Subsidiaries and Joint Ventures in accordance with the terms hereof and the amount of time, attention and services such parties devote to the business and affairs of WWC and its Subsidiaries. Such ratios shall be calculated and applied on a basis consistent with the financial reporting of WWC and WPCS and shall, in the aggregate, be calculated and applied on a basis reasonably determined by the boards of directors of WWC and WPCS to be commensurate on a fair and equitable basis with the value of the associated Management Services provided to WPCS in accordance with this Agreement and the expense of


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such services to WWC.

      Whenever a reference is made in this Agreement to a SECTION, such reference shall be to a SECTION of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular SECTION of this Agreement unless expressly stated otherwise.

      2. Management Duties. From and after the date hereof until this Agreement expires or terminates in accordance with SECTION 14 hereof, WWC shall, subject to the direction of the Boards of Directors of WPCS or its Subsidiaries, as applicable, and in coordination with management employees of WPCS or its Subsidiaries, as applicable, supervise and manage the business affairs and operations of WPCS and its Subsidiaries with the same standard of care used in managing the operations and business affairs of WWC and its Subsidiaries and will use reasonable efforts to implement WPCS's then current business plan. Such supervisory and management services shall include the following (collectively the "Management Services"):

            (a) the selection and retention of personnel of WPCS and its Subsidiaries as provided in Section 5 hereof, and consulting with and assisting such employees and personnel regarding the performance of the Management Services;

            (b) assisting WPCS and its Subsidiaries in preparing applications for, obtaining and maintaining all Authorizations required in connection with the business of WPCS and its Subsidiaries;


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

            (c) the selection of equipment and service vendors, negotiating the terms of appropriate agreements therefor, ordering and purchasing on behalf of WPCS and its Subsidiaries, at their sole cost and expense, equipment and design, installation, repair and maintenance services, and otherwise providing for, at the cost and expense of WPCS or its Subsidiaries, as applicable, the construction, expansion and improvement of the businesses of WPCS and its Subsidiaries;

            (d) assisting WPCS personnel in the development of marketing and sales policies and programs for WPCS and its Subsidiaries, and, in connection therewith, the development and implementation of advertising and promotional policies and programs;

            (e) the implementation of billing procedures related to the preparation and mailing, on behalf of WPCS and its Subsidiaries, of bills to customers of WPCS and its Subsidiaries and the collection of revenues from such customers (including referring any delinquent accounts to collection agencies or attorneys as WWC deems appropriate);

            (f) the provision of customer services, engineering and technical services and related services to WPCS and its Subsidiaries;

            (g) the supervision of repair, upkeep and maintenance of the properties of WPCS and its Subsidiaries;

            (h) the preparation, retention and review of all books, records, accounting statements, financial statements and accounts maintained by WPCS and its Subsidiaries;

            (i) the establishment and maintenance in accordance with Section 4 hereof and the Cash Management Agreement of bank accounts in the name of WPCS or its Subsidiaries, as appropriate, and the deposit therein of all revenues of WPCS and its Subsidiaries, and the


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making of payments therefrom of expenses and costs of WPCS and its Subsidiaries;

            (j) the rendering of accounting and legal services on behalf of WPCS and its Subsidiaries;

            (k) the rendering of corporate development, planning, human resources, MIS, risk management and administrative services on behalf of WWC and its Subsidiaries;

            (l) the performance of such other services as WWC deems necessary or appropriate in connection with the management and operation of the businesses of WPCS and its Subsidiaries; and

            (m) the performance of such other services as may reasonably be requested by WPCS from time to time in connection with the management and supervision of its business activities.

      3. Operating Plan and Budget. To assist WPCS, its Subsidiaries and Joint Ventures in their financial planning, WWC shall, on or before December 1 of each Operating Year, prepare and deliver to WPCS a preliminary operating plan and budget for the next ensuing Operating Year (the "Operating Plan and Budget") setting forth in reasonable detail an estimate of the income, expenses and cash flows of WPCS and its Subsidiaries (and to the extent applicable the Joint Ventures) for the next ensuing Operating Year, including estimated expenditures for Capital Improvements. The Operating Plan and Budget shall be approved by the Board of Directors of WPCS on or before February 1 of the Operating Year for which the Operating Plan and Budget applies.

      4. Books and Records and Financial Statements.


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            (a) In accordance with WWC's standard procedures, WWC shall cause books of account and other records relating to or reflecting the operations of WPCS and its Subsidiaries to be kept in accordance with generally accepted accounting principles applied on a consistent basis. Upon the termination of this Agreement, all of the books of account and records of WPCS and its Subsidiaries shall be turned over forthwith by WWC to WPCS so as to ensure the orderly continuance of the operation of the businesses of WPCS and its Subsidiaries; provided, however, that all of the books of accounts and records for the period during which WWC has provided Management Services to WPCS and its Subsidiaries shall be retained by WPCS and made available to WWC, at all reasonable times on reasonable advance written notice, for inspection, audit, examination and copying for at least seven (7) years subsequent to the later of
(i) the date of termination of this Agreement or (ii) the end of the last taxable year for which the Tax Sharing Agreement is in effect, or for any longer period during which WPCS chooses to retain the books and records; provided, further however, that any of the books of accounts and records for the period during which WWC has provided Management Services to WPCS and its Subsidiaries which are retained by WWC shall be made available to WPCS, at all reasonable times on reasonable advance written notice, for inspection, audit, examination and copying for at least seven (7) years subsequent to the later of (i) the date of termination of this Agreement or (ii) the end of the last taxable year for which the Tax Sharing Agreement is in effect, or for any longer period during which WWC chooses to retain the books and records.

            (b) WWC shall cause to be prepared and delivered to WPCS, on or before the forty-fifth (45th) day following the completion of each Calendar Quarter during the term of this Agreement, a reasonably detailed quarterly operating statement based on the information


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available to WWC which reflects the results of operations of WPCS, its
Subsidiaries and Joint Ventures for the most recently completed Calendar Quarter. The statement shall be in a format which shall include no less than a balance sheet, statement of operations, statement of changes in financial position, and descriptions of any material events in the operation of the PCS Systems, including Capital Improvements made at the PCS Systems, and shall be in such detail as is necessary to allow WPCS, its Subsidiaries and Joint Ventures to comply with any reporting requirements applicable to them. In addition within thirty (30) days following the completion of each calendar month during the term of this Agreement, WWC will provide WPCS with a balance sheet and statement of operations for such month.

            (c) No later than April 30 of each year, WWC shall cause to be prepared and delivered to WPCS, at the sole cost and expense of WPCS, financial statements for the preceding Operating Year, which shall consist of a balance sheet, statement of operations and shareholders equity, and statement of changes in financial position, and which shall be audited by Arthur Andersen LLP, or another national firm of certified public accountants selected by WPCS.

      5. Personnel.

            (a) WWC shall, subject to the prior approval of the Board of Directors of WPCS or its Subsidiaries, as applicable, select the senior management personnel to be employed by WPCS and its Subsidiaries, and WWC shall assist such senior management personnel in the hiring of all employees that WWC and such senior management personnel determine to be necessary or advisable for the business operations of WPCS and its Subsidiaries, either at the PCS Systems or at WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the


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one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand
(collectively the "PCS Systems Personnel"). WWC shall give all reasonable assistance, training and other support to senior management personnel of WPCS and the PCS Systems Personnel to permit them to perform their respective functions.

            (b) All decisions with regard to the terms of employment, including compensation, bonuses, health and welfare benefits, discharge and replacement of all senior management personnel of WPCS and its Subsidiaries shall be made by WWC, subject to the approval of the Board of Directors of WPCS or its Subsidiaries, as applicable.

            (c) All PCS Systems Personnel, whether located at the PCS Systems or at WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, shall be employed at the sole cost and expense of WPCS or its Subsidiaries, as applicable.

            (d) WWC shall cause to be prepared and filed on behalf of WPCS and its Subsidiaries all tax returns and reports pertaining to withholding, FICA payments and others required on account of the employment of any PCS Systems Personnel by WPCS and its Subsidiaries pursuant to this SECTION 5.

      6. WWC's Computer Services.

            (a) General Services. In addition to performing all other Management Services described in this Agreement, WWC shall perform and manage certain data processing, accounting, auditing, telecommunications, word processing, and computer services and functions (collectively the "Computer Services"), as shall be determined by WWC and WPCS to be


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reasonably necessary to carry out the intentions of the parties hereto.
Additionally, in performing the Computer Services, WWC agrees to install, use and maintain certain software specially developed by, or for, WWC and its Subsidiaries for use in the management of all of its wireless communications services systems (the "WWC Software"). WPCS, its Subsidiaries and Joint Ventures will reimburse WWC for WPCS's, its Subsidiaries' and Joint Ventures' Shared Overhead Costs and Expenses of the installation, use and maintenance (but not development costs) of any WWC Software at the PCS Systems or at WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand. WWC agrees that it will make available to WPCS the most recent and advanced Computer Services systems and WWC Software used from time to time by WWC and its Subsidiaries, to the extent applicable to the business and operations of WPCS, and will use commercially reasonable efforts to develop, implement and maintain such systems and software with a view to maximizing their adaptability to, and utility and value in, the business and operations of WPCS.

            (b) WWC is not hereby transferring any rights in the WWC Software to WPCS, its Subsidiaries or Joint Ventures, whether by sale, lease, license, rental, or otherwise. WWC is only agreeing to use, install and maintain the WWC Software at the PCS Systems or at WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint


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Ventures, on the other hand, in fulfilling its obligations under this Agreement.
WPCS acknowledges and agrees, on behalf of itself, its Subsidiaries and Joint Ventures, that the WWC Software shall at all times be used under the exclusive control of WWC and its Subsidiaries. WWC may, at its sole option, update, enhance, modify, or otherwise change any portion of the WWC Software. In addition, WWC shall maintain and service the WWC Software as it deems appropriate. Nothing in this Agreement shall in any way limit WWC's right to sell, lease, license, rent, or otherwise transfer the WWC Software, in whole or in part, or any rights in the WWC Software, to any other person or entity. WPCS agrees that it and its Subsidiaries and Joint Ventures will not contest WWC's exclusive ownership and control of the WWC Software. Upon any termination of this Agreement, WWC agrees that WPCS shall have the option to retain a non-exclusive, royalty-free license to continue its use of the then-current WWC Software for such reasonable period of time after such termination as may be required in order to make an orderly and prompt transition to comparable software and systems without disruption to its operations and business.

      7. Use of Affiliates by WWC. In fulfilling its obligations under this Agreement, WWC may from time to time use the services of any Affiliate, provided that such Affiliate shall be required to render such services in accordance with all of the terms of this Agreement and WWC shall remain primarily liable for the performance of its obligations under this Agreement.

      8. Management Obligations. WWC shall hire and retain sufficient Senior Officers and other management personnel, employees, agents, representatives, independent contractors, outside attorneys, accountants and investment bankers as may be necessary to enable it to supervise the PCS Systems Personnel to be employed at the PCS Systems or at WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its


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

Subsidiaries and Joint Ventures, on the other hand, and to otherwise fully perform all of the Management Services required to be performed by it hereunder. WWC shall direct its Senior Officers and other relevant and necessary employees to devote such portion of their time and attention to the operations and business of WPCS as WWC reasonably deems necessary to assure the due and timely performance of the Management Services in accordance with the requirements of this Agreement.

      9. Management Services for Joint Ventures. WWC hereby agrees, during the term of this Agreement, to provide the Management Services to any Joint Venture with respect to which WPCS or its Subsidiaries have agreed to provide such services, but only to the extent WPCS or its Subsidiaries has agreed to provide such services, it being understood and agreed that WWC shall provide such Management Services to such Joint Ventures pursuant to all of the terms and conditions hereof and shall be reimbursed for the performance of such services in accordance with the provisions of Sections 10 and 11 hereof.

      10. Reimbursement Obligations.

            (a) The parties hereto hereby agree that WWC shall not receive any management fees or other compensation or consideration from WPCS or its Subsidiaries or Joint Ventures for the performance of the Management Services hereunder. WPCS shall, however, and shall cause its Subsidiaries and Joint Ventures to, reimburse WWC on a monthly basis in accordance with SECTION 11 hereof for all Direct Costs and Expenses and for WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all Shared Overhead Costs and Expenses paid or payable by WWC in connection with the performance of its Management Services hereunder.


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

            (b) The Shared Overhead Costs and Expenses which WPCS, its Subsidiaries and Joint Ventures shall be responsible for directly paying or reimbursing WWC or its Subsidiaries shall include the following:

                  (i) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all salary payments and bonuses (including payroll taxes), retirement plan contributions, contributions to health and welfare benefit plans, car allowances and other fringe benefits or other compensation (including any severance or termination payments, but excluding any portion of such compensation consisting of stock options, warrants or other securities of WWC), provided by WWC or its Subsidiaries during any applicable period to its Senior Officers pursuant to their Employment Agreements or otherwise, all of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method;

                  (ii) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all salary payments and bonuses (including payroll taxes), retirement plan contributions, contributions to health and welfare benefit plans, car allowances and other fringe benefits or other compensation (including any severance or termination payments, but excluding any portion of such compensation consisting of stock options, warrants or other securities of WWC) provided by WWC or its Subsidiaries during any applicable period to any of WWC's management personnel (other than the Senior Officers), employees, agents, representatives or independent contractors (collectively the "WWC/WPCS Representatives") who render services on behalf of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, all of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method;

                  (iii) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all compensation and fringe benefits provided by WWC or its Subsidiaries during any applicable period to any director of WWC (in his or her capacity as such) who also serves as a director of WPCS or in a comparable position with any Joint Venture and who does not receive compensation from WPCS in his or her capacity as a director of WPCS (collectively the "WWC/WPCS Directors"), all of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method;

                  (iv) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all charges, costs, expenses and taxes incurred by WWC in connection with all stock options, warrants or other securities issued by WWC during any applicable period to the Senior Officers (whether pursuant to the Employment Agreements or otherwise), the WWC/WPCS Representatives or the WWC/WPCS Directors, all of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method; it being understood and agreed that for the purposes of computing such charges, costs, expenses and taxes, the aggregate value ascribed to any such options, warrants or other securities shall be established by the Board of Directors of WWC, or the Compensation Committee thereof, in its sole discretion consistent with WWC's financial reporting with respect to such amounts.

                  (v) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all costs, fees and expenses incurred by WWC or its Subsidiaries during any applicable period in connection with the use and maintenance of WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, including costs, fees and expenses related to rent, depreciation, utilities, Capital Improvements, equipment, furniture, motor vehicles, telephones, fax and delivery services, computing and accounting systems and software, office support staff and other overhead costs, the depreciation or costs of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method;

                  (vi) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all insurance, legal, accounting, auditing, banking, investment banking, engineering and consulting costs, fees and expenses (including travel, hotel and other out-of-pocket expenses) paid or payable by WWC or its Subsidiaries during any applicable period to third parties which perform services on behalf of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, all of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method to and only to the extent such third parties are unable to maintain and provide WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, with separate time sheets, records and billing statements in connection with the services such third parties render on behalf of WWC and its

Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand; and

                  (vii) WPCS's, its Subsidiaries' and Joint Ventures' allocable portion of all costs, fees and expenses related to general expenses incurred in connection with the operations of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, including but not limited to postage, insurance, equipment rental, sales, marketing, advertising and electronic data processing services costs, fees and expenses, all of which shall be allocated between WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand, on the basis of the Weighted Time Method.

            (c) The Direct Costs and Expenses which WPCS, its Subsidiaries and Joint Ventures shall be responsible for directly paying or reimbursing WWC or its Subsidiaries shall include the following:

                  (i) the daily per diem rate for those personnel of WWC or its Subsidiaries assigned to perform special functions, projects or tasks for WPCS, its Subsidiaries or Joint Ventures, whether at the PCS Systems, at WWC's "home office", customer service facilities, warehouses, other shared facilities or joint office spaces utilized for the benefit of both WWC and its Subsidiaries, on the one hand, and WPCS, its Subsidiaries and Joint Ventures, on the other hand (including work undertaken with respect to Capital Improvements, engineering, technical or computer projects or accounting, auditing or legal functions), which per diem rate shall be based upon each individual's rate of pay;

                  (ii) all other costs, fees and expenses incurred by WWC or its Subsidiaries in connection with the performance of the Management Services in accordance with the terms hereof, including all travel, hotel and other out-of-pocket expenses incurred by WWC's or its Subsidiaries' directors, Senior Officers and other management personnel, employees, agents, representatives and independent contractors in connection with the rendering of any Management Services provided by WWC or its Subsidiaries on behalf of WPCS, its Subsidiaries or Joint Ventures in accordance with the terms hereof;

                  (iii) in addition to any obligations WPCS may have pursuant to
Section 10(b)(vi) hereof, all legal, accounting, insurance, auditing, banking, investment banking, engineering and consulting costs, fees and expenses (including travel, hotel and other out-of-pocket expenses) paid or payable to third parties to the extent they have performed certain services solely for the benefit of WPCS, its Subsidiaries or Joint Ventures;

                  (iv) all costs, fees and expenses incurred by WWC or its Subsidiaries in connection with the acquisition, transportation, installation, maintenance and repair of any Capital Improvements, equipment, supplies, materials, tools and machinery used in the construction, operation and maintenance of the PCS Systems or otherwise in connection with the business operations and activities of WPCS, its Subsidiaries and Joint Ventures;

                  (v) all taxes and similar assessments levied against any reimbursements payable to WWC and its Subsidiaries by WPCS and its Subsidiaries under this Agreement for all Direct Costs and Expenses and Shared Overhead Costs and Expenses incurred by WWC and its Subsidiaries for the account of WPCS and its Subsidiaries and Joint Ventures, provided that any such reimbursement payment will be net of any corresponding tax credit or benefit realized by WWC and its Subsidiaries and will be grossed-up for the related tax impact on WWC and its Subsidiaries resulting from its receipt of the reimbursement so that WPCS and its Subsidiaries shall be responsible for the net economic loss suffered by WWC and its Subsidiaries as a result of the levy; and

                  (vi) all other Direct Costs and Expenses incurred by or on behalf of WPCS, its Subsidiaries or Joint Ventures, including all salary payments and bonuses (including payroll taxes), retirement plan contributions, contributions to health and welfare benefit plans, car allowances, other fringe benefits, any severance or termination payments or other compensation (including compensation consisting of stock options, warrants or other securities of WWC or WPCS, provided by WWC or WPCS to any of WPCS's management personnel, employees, agents, representatives or independent contractors; it being understood and agreed that for the purposes of computing such Direct Costs and Expenses, the aggregate value ascribed to any such options, warrants or other securities shall be established by the Board of Directors of WWC or WPCS, as applicable, or the Compensation Committee thereof, in its sole discretion consistent with WWC's or WPCS's, as applicable, financial reporting with respect to such amounts).

      11. Monthly Reimbursement Payments and Quarterly Reports. Within thirty
(30) days after the completion of each calendar month during the term of this Agreement, WWC shall provide WPCS with a preliminary estimate (the "Monthly Estimate") setting forth in reasonable detail the calculation of the amount of the various Direct Costs and Expenses and Shared Overhead Costs and Expenses paid or payable by WWC, its Subsidiaries or Joint Ventures during the most recently completed calendar month which are reimbursable by WPCS, its

Subsidiaries or Joint Ventures to WWC or its Subsidiaries pursuant to Section 10 hereof. All payments due and payable to WWC or its Subsidiaries in accordance with any such Monthly Estimate shall be provided by WPCS, its Subsidiaries or Joint Ventures to WWC or its Subsidiaries within five (5) days of WPCS's receipt of any such Monthly Estimate. WWC shall, during the term of this Agreement, prepare and provide WPCS with quarterly reports (the "Quarterly Reimbursement Reports"), no later than the forty-fifth (45th) day following the completion of any Calendar Quarter, which shall specify the manner in which the Weighted Time Method was computed during such completed Calendar Quarter and the various Direct Costs and Expenses and Shared Overhead Costs and Expenses paid or payable by WWC or its Subsidiaries during such completed Calendar Quarter which are reimbursable by WPCS, its Subsidiaries or Joint Ventures to WWC or its Subsidiaries pursuant to SECTION 10 hereof. All payments due and payable to WWC or its Subsidiaries in accordance with any such Quarterly Reimbursement Report, to and only to the extent such payments exceed any payments previously made to WWC or its Subsidiaries in accordance with the Monthly Estimates furnished by WWC or its Subsidiaries to WPCS with respect to the applicable calendar months covered by such Quarterly Reimbursement Report, shall be provided by WPCS, its Subsidiaries or Joint Ventures to WWC or its Subsidiaries within ten (10) days of its receipt of any such Quarterly Reimbursement Report. If any Quarterly Reimbursement Report reflects that WPCS or its Subsidiaries have made any overpayments as a result of the Monthly Estimates furnished by WWC or its Subsidiaries to WPCS or its Subsidiaries, WWC or its Subsidiaries shall refund to WPCS and its Subsidiaries such overpayments within ten (10) days of its receipt of any such Quarterly Reimbursement Report. The methods and bases used to compute the Weighted Time

Method and to calculate charges to WPCS for Direct Costs and Expenses and its allocable share of Shared Overhead Costs and Expenses pursuant to this Agreement shall be reviewed, at least annually by WWC and the Board of Directors of WPCS, and shall be modified and adjusted by the mutual agreement of WWC and the Board of Directors of WPCS where necessary or appropriate to ensure that such methods and bases reflect a fair and equitable allocation of the charges for Direct Costs and Expenses and Shared Overhead Costs and Expenses between WWC and WPCS. In connection with the annual audit conducted by WWC's independent certified public accountants, such accountants shall be required to, as part of their audit, provide to WWC and WPCS a certification that the charges for Direct Costs and Expenses and allocations of all Shared Overhead Costs and Expenses between WPCS and WWC have been made in accordance with the terms of this Agreement.

      12. Representations and Warranties.

            (a) Representations and Warranties of WWC. WWC represents and warrants to WPCS, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, as follows:

                  (i) Due Organization. WWC is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. WWC has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. WWC is duly qualified to do business and is in good standing in all jurisdictions where the conduct of its business or the ownership of its properties makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on WWC or its financial condition, or the transactions contemplated hereby.

                  (ii) Power and Authority; No Violation. WWC has full power and authority to execute, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of WWC and this Agreement constitutes a legal, valid and binding obligation of WWC enforceable against WWC in accordance with its terms except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws from time to time in effect affecting or relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies. Neither the execution, delivery or performance of this Agreement by WWC nor the consummation of the transactions contemplated hereby by WWC will, with or without the giving of notice or the passage of time, or both, conflict with, breach, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, pursuant to (A) any provision of the certificates of incorporation, by-laws, stockholders agreements or other constituent documents of WWC or any of its Subsidiaries; (B) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which WWC or any of its Subsidiaries is a party or by which WWC or any of its Subsidiaries or any of their respective properties may be bound or affected; or (C) any law, order, judgment, ordinance, rule, regulation or decree to which WWC or any of its Subsidiaries is a party or by which it or any of their respective properties are bound or affected. No permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with any governmental or regulatory authority or agency or third party is required to be obtained or made by WWC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by WWC or the consummation by WWC of the transactions contemplated hereby in order to render this Agreement or the transactions contemplated hereby valid and effective.

                  (iii) Legal Matters. Except as set forth on EXHIBIT 12(a)(iii) annexed hereto, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of WWC threatened, against or relating to the right of WWC to perform its obligations under this Agreement, nor does WWC know or have reason to be aware of any basis for the same. There is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal which would individually or in the aggregate have a material adverse effect on the ability of WWC to perform its duties and obligations hereunder or on the transactions contemplated by this Agreement other than orders or decrees involving the wireless telephone industry in general.

                  (iv) Truth and Correctness. No representation or warranty made by WWC in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading in light of the circumstances under which such statements are made.

            (b) Representations and Warranties of WPCS. WPCS represents and warrants to WWC, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, as follows:

                  (i) Due Organization. WPCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WPCS has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. WPCS is duly qualified to do business and is in good standing in all jurisdictions where the conduct of its business or the ownership of its properties makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on WPCS or its financial condition, or the transactions contemplated hereby.

                  (ii) Power and Authority; No Violation. WPCS has full power and authority to execute, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of WPCS and this Agreement constitutes a legal, valid and binding obligation of WPCS enforceable against WPCS in accordance with its terms except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws from time to time in effect affecting or relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies. Neither the execution, delivery or performance of this Agreement by WPCS nor the consummation of the transactions contemplated hereby by WPCS will, with or without the giving of notice or the passage of time, or both, conflict with, breach, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, pursuant to (A) any provision of the certificates of incorporation, by-laws, stockholders agreements or other constituent documents of WPCS or any of its

Subsidiaries; (B) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which WPCS or any of its Subsidiaries is a party or by which WPCS or any of its Subsidiaries or any of their respective properties may be bound or affected; or (C) any law, order, judgment, ordinance, rule, regulation or decree to which WPCS or any of its Subsidiaries is a party or by which it or any of their respective properties are bound or affected. No permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with any governmental or regulatory authority or agency or third party is required to be obtained or made by WPCS or any of its Subsidiaries in connection with the execution and delivery of this Agreement by WPCS or the consummation by WPCS of the transactions contemplated hereby in order to render this Agreement or the transactions contemplated hereby valid and effective.

                  (iii) Legal Matters. Except as set forth on EXHIBIT 12(a)(iii) annexed hereto, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of WPCS threatened, against or relating to the right of WPCS to perform its obligations under this Agreement, nor does WPCS know or have reason to be aware of any basis for the same. There is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal which would individually or in the aggregate have a material adverse effect on the ability of WPCS to perform its duties and obligations hereunder or on the transactions contemplated by this Agreement other than orders or decrees involving the wireless telephone industry in general.

                  (iv) Truth and Correctness. No representation or warranty made by WPCS in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading in light of the circumstances under which such statements are made.

      13. Indemnification.

            (a) WPCS and its Subsidiaries shall protect, defend, indemnify and save harmless WWC and its Subsidiaries, Affiliates, Senior Officers, directors, other management personnel, employees, representatives, independent contractors, consultants, outside attorneys, accountants, bankers, investment bankers and agents (collectively the "WWC Indemnified Persons") against and from all claims, damages, costs, deficiencies, penalties, assessments, losses and expenses, including, without limitation, attorney's fees and costs (collectively "Losses"), by reason of any suit, claim, demand, judgment or cause of action initiated by any Person, arising or alleged to have arisen out of the performance by the WWC Indemnified Persons of their duties and obligations under and in accordance with this Agreement, except to the extent such Losses result directly from the willful misconduct or gross negligence of any WWC Indemnified Person or from the failure of WWC to exercise the same standard of care in managing the operations and business affairs of WPCS and its Subsidiaries as WWC uses in managing the operations and business affairs of WWC and its Subsidiaries. In the event any action, suit or proceeding is brought against any WWC Indemnified Person with respect to which WPCS and its Subsidiaries may have liability under any indemnity contained herein, WPCS and its Subsidiaries shall have the right, at their sole cost and expense, to defend such action in the name and on behalf of the WWC Indemnified Person and in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The WWC Indemnified Person shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto.

            (b) WWC and its Subsidiaries shall protect, defend, indemnify and save harmless WPCS and its Subsidiaries, Affiliates, Senior Officers, directors, other management personnel, employees, representatives, independent contractors, consultants, outside attorneys, accountants, bankers, investment bankers and agents (collectively the "WPCS Indemnified Persons") against and from all claims, damages, costs, deficiencies, penalties, assessments, losses and expenses, including, without limitation, attorney's fees and costs (collectively "Losses"), by reason of any suit, claim, demand, judgment or cause of action initiated by any Person, resulting or alleged to have resulted directly from the willful misconduct or gross negligence of a WWC Indemnified Person in the performance of the duties and obligations of WWC under this Agreement or from the failure of WWC to exercise the same standard of care in managing the operations and business affairs of WPCS and its Subsidiaries as WWC uses in managing the operations and business affairs of WWC and its Subsidiaries. In the event any action, suit or proceeding is brought against any WPCS Indemnified Person with respect to which WWC and its Subsidiaries may have liability under any indemnity contained herein, WWC and its Subsidiaries shall have the right, at their sole cost and expense, to defend such action in the name and on behalf of the WPCS Indemnified Person and in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The WPCS Indemnified Person shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto.

      14. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in full force and effect until the earliest to occur of any of the following events:

            (a) notice to WPCS by WWC if WPCS or any of its Subsidiaries or Joint Ventures breaches any material agreement, undertaking or covenant contained in this Agreement, or defaults in the performance of any material obligation hereunder, and the breach or default is not cured within thirty (30) days following written notice thereof from WWC to WPCS;

            (b) notice to WWC by WPCS if WWC breaches any material agreement, undertaking or covenant contained in this Agreement, or defaults in the performance of any material obligation hereunder, and the breach or default is not cured within thirty (30) days following written notice thereof from WPCS to WWC;

            (c) if WWC or WPCS applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets or makes a general assignment for the benefit of its creditors, or files a voluntary petition in bankruptcy or a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against it in any such proceeding, or is adjudicated as bankrupt or insolvent, or takes any action looking toward dissolution;

            (d) if any order, judgment or decree is entered without the application, approval, or consent of WWC or WPCS by any court of competent jurisdiction, approving a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation with respect to WWC or WPCS, or appointing a receiver, trustee or liquidator for all or a substantial part of WWC's or WPCS's assets and such order, judgment or decree continues unstayed and in effect for an aggregate of sixty (60) consecutive days;

            (e) by mutual written consent duly authorized by the Boards of Directors of each of WWC and WPCS; or

            (f) upon one hundred twenty (120) days prior written notice by either WWC or WPCS, which notice is duly authorized by the Board of Directors of WWC or WPCS, as applicable, if WWC and its Affiliates cease to own at least a majority of the issued and outstanding voting stock of WPCS; provided, however, that such 120-day period shall be extended to the extent reasonably requested by WPCS if this Agreement is so terminated by WWC in order to permit WPCS to make an orderly and prompt transition to providing the Management Services through its own personnel and/or through one or more third parties without disruption to its operations and business.

      15. Actions to be Taken on Termination. On any termination of this Agreement, the following shall be applicable:

            (i) Within thirty (30) days after the termination of this Agreement, WPCS shall reimburse WWC for all payments due to it under the terms of this Agreement;

            (ii) WWC shall promptly deliver to WPCS all of the books and records of WPCS and its Subsidiaries and Joint Ventures in the custody and control of WWC; and

            (iii) WWC shall enter into any license requested by WPCS under
Section 6(b) hereof.

Any termination of this Agreement will be without prejudice to or limitation of any right or obligation of WWC or WPCS accrued prior to the effective date of such termination or, subject to SECTION 16 hereof, any right or remedy, at law or in equity, of either party in respect of any breach by the other party of its obligations hereunder.

      16. Arbitration. In the event of any dispute between WWC and WPCS arising out of this Agreement, such dispute shall be submitted to arbitration in accordance (mutatis mutandis) with the terms and procedures set forth in Section 13(k) of the Shareholders Agreement. The Investor shall have the right to participate in any pending arbitration and to consolidate any such arbitration with any arbitration which may be pending under the Shareholders Agreement and which relates to a dispute which involves in a material way substantially similar issues.

      17. Independent Contractor. Nothing contained herein shall be construed or deemed to create a joint venture, contract of employment or partnership of any kind between the parties hereto. All debts and liabilities to and contracts or agreements with any Person incurred or entered into by WWC on behalf of WPCS shall be the sole debt and liability of, and shall be binding upon WPCS, its Subsidiaries or Joint Ventures; provided, that any Agreement that in accordance with normal corporate procedures would require approval of the Board of Directors of WPCS, its Subsidiaries or Joint Ventures, as applicable, shall be submitted to such Board for approval. NEITHER WWC NOR ITS SUBSIDIARIES SHALL BE LIABLE TO ANY PERSON FOR ANY DEBT, LIABILITY OR OBLIGATION OF WPCS, ITS SUBSIDIARIES OR JOINT VENTURES SO INCURRED OR CREATED PURSUANT TO AND IN ACCORDANCE WITH THE AUTHORITY GRANTED TO WWC OR SOLELY BY REASON OF ITS PROVISION OF SERVICES HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF UNLESS WWC, BY WRITTEN AGREEMENT, EXPRESSLY ASSUMES OR GUARANTEES ANY SUCH LIABILITY. NEITHER WWC NOR ITS

SUBSIDIARIES SHALL BE REQUIRED, UNDER ANY CIRCUMSTANCES, TO GUARANTEE OR ASSUME ANY OBLIGATION OR LIABILITY OF WPCS, ITS SUBSIDIARIES OR JOINT VENTURES.

      18. Additional Activities.

            (a) WPCS, its Subsidiaries and Joint Ventures, hereby acknowledge that WWC and its Subsidiaries have, and shall be entitled to continue to have, business interests, and engage in business activities, in addition to those relating to WPCS and the PCS Systems, including business activities relating to the construction and operation of wireless telecommunications systems. WPCS acknowledges that during and subsequent to the term hereof, and subject to the terms of the Shareholders Agreement, WWC shall be entitled to have business interests and activities which may be in direct competition with the business interests and activities of WPCS and the PCS Systems, for its own account and for the account of others, without having or incurring any obligation or responsibility to offer any interest in any such business activities or opportunities to WPCS and its Subsidiaries and Joint Ventures. WPCS and its Subsidiaries and Joint Ventures shall not have any rights by virtue of this Agreement or the relationship created hereby in any such business activities or opportunities.

            (b) WWC and its Subsidiaries hereby acknowledge that WPCS, its Subsidiaries and Joint Ventures have, and shall be entitled to continue to have, business interests, and engage in business activities, in addition to those relating to the PCS Systems, including business activities relating to the construction and operation of wireless telecommunications systems. WWC acknowledges that during and subsequent to the term hereof, and subject to the terms of the Shareholders Agreement, WPCS shall be entitled to have business interests and activities which may be in direct competition with the business interests and activities of WWC, for its own account and for the account of others, without having or incurring any obligation or responsibility to offer any interest in any such business activities or opportunities to WWC and its Subsidiaries. WWC and its Subsidiaries shall not have any rights by virtue of this Agreement or the relationship created hereby in any such business activities or opportunities.

      19. Obligations of WPCS and its Subsidiaries. Each of the obligations of WPCS and its Subsidiaries under this Agreement including the obligations under Sections 10 and 11 shall be joint and several.

      20. Notices. All notices, claims and other communications hereunder shall be in writing and shall be made by hand delivery, registered or certified mail (postage prepaid, return receipt requested), facsimile, or overnight air courier guaranteeing next day delivery

            (a)   if to WWC, to it at:
                  Western Wireless Corporation
                  2001 NW Sammamish Road
                  Issaquah, Washington 98027
                  Attention:  Alan R. Bender, Esq.
                  Facsimile No.: 206-313-5547

                  with a copy (which shall not constitute notice) to:

                  Rubin Baum Levin Constant & Friedman
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Attention:  Barry A. Adelman, Esq.
                  Facsimile No.: 212-698-7825

            (b)   if to WPCS, to it at:

                  Western PCS Corporation
                  2001 NW Sammamish Road
                  Issaquah, Washington 98027


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                  Attention:  Alan R. Bender, Esq.
                  Facsimile No.: 206-313-5547

or at such other address as any party may from time to time furnish to the other by a notice given in accordance with the provisions of this SECTION 20. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

      21. Entire Agreement. This Agreement contains the entire understanding among the parties hereto concerning the subject matter hereof and this Agreement may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto and approved by the Investor. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

      22. Remedies Cumulative. Except as otherwise provided herein, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

      23. Governing Law. This Agreement shall be construed in accordance with and subject to the laws and decisions of the State of New York applicable to contracts made and to be


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performed entirely therein.

      24. Counterparts. This Agreement may be executed in several counterparts hereof, and by the different parties hereto on separate counterparts hereof, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

      25. Waivers. No provision in this Agreement shall be deemed waived except by an instrument in writing signed by the party waiving such provision.

      26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns (and, in the case of the second sentence of Section 16 above, to the benefit of the Investor as an express third party beneficiary thereof); provided, however, that except as set forth in the following sentence neither the rights nor the obligations of either party may be assigned or delegated without the prior written consent of the other party. Upon thirty (30) days prior written notice to WPCS, WWC may assign all or any portion of its rights and obligations under this Agreement to any of its Subsidiaries so long as such Subsidiaries agree in writing to be bound by all of the terms and conditions of this Agreement. In the event of any such assignment, WWC shall not be relieved of any of its obligations under this Agreement.

      27. Further Assurances. Each of the parties hereto shall, at the request of the other party hereto, from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable in order to effectuate the complete consummation of this Agreement and the transactions herein contemplated, including causing any of their Subsidiaries, and in the case of WPCS any of its Joint Ventures, to execute an agreement agreeing to be bound by the provisions of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Management
Services Agreement on the day and year first above written.

                                       WESTERN WIRELESS CORPORATION


                                       By:______________________________________
                                            Name:
                                            Title:

                                            WESTERN PCS CORPORATION


                                       By:______________________________________
                                            Name:
                                            Title:

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